UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Reddy Ice Holdings, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

75734R 10 5

(CUSIP Number)

November 30, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 75734R 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bear Stearns Merchant Banking Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75734R 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bear Stearns Merchant Banking Investors II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75734R 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bear Stearns MB-PSERS II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75734R 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) The BSC Employee Fund III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75734R 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) The BSC Employee Fund IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 75734R 10 5

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John D. Howard(1)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

(1)           John D. Howard is a Senior Managing Director of Bear Stearns & Co. Inc., a subsidiary of The Bear Stearns Companies, Inc. Through his ownership of JDH Management LLC ("JDH"), Mr. Howard exercised investment discretion over the reported securities held by Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P. and the BSC Employee Fund IV, L.P., (collectively, the "Funds"). JDH is the Manager of Bear Stearns Merchant Manager II, LLC which is the Manager of each of the Funds, and the special limited partner of Bear Stearns Merchant Capital II, L.P. which is the General Partner of all of the Funds. The reported securities were directly owned by the Funds.

Item 1.
	(a)	Name of Issuer Reddy Ice Holdings, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 8750 North Central Expressway Suite 1800 Dallas, Texas 75231

Item 2.
(a)

Name of Person Filing
This statement is filed on behalf of each of the following persons (collectively, the “Reporting Persons”)

(i)   Bear Stearns Merchant Banking Partners II, L.P. (“Partners”).
(ii)   Bear Stearns Merchant Banking Investors II, L.P. (“Investors”).
(iii)   Bear Stearns MB-PSERS II, L.P. (“PSERS”).
(iv)   The BSC Employee Fund III, L.P. (“Fund III”).
(v)   The BSC Employee Fund IV, L.P. (“Fund IV”).
(vi)   John D. Howard (“Howard”).

(b)

Address of Principal Business Office or, if none, Residence
The principal business address of each of the Reporting Persons is c/o Bear Stearns Merchant Banking, 383 Madison Avenue, 40 th Floor, New York, NY 10179.

(c)

Citizenship
(i)   Partners is a Delaware limited partnership.
(ii)   Investors is a Delaware limited partnership.
(iii)   PSERS is a Delaware limited partnership.
(iv)   Fund III is a Delaware limited partnership.
(v)   Fund IV is a Delaware limited partnership.
(vi)   Howard is a United States citizen.

	(d)	Title of Class of Securities Common Stock, $0.01 par value (the “Shares”)
	(e)	CUSIP Number 75734R 10 5

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
This Item 3 is not applicable
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
Partners
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0

Investors
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0

PSERS
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0

Fund III
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0

Fund IV
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 0
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 0
Howard(1)
(a)	Amount beneficially owned: 0
(b)	Percent of class: 0.0%
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 0
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 0

(1)           John D. Howard is a Senior Managing Director of Bear Stearns & Co. Inc., a subsidiary of The Bear Stearns Companies, Inc. Through his ownership of JDH Management LLC ("JDH"), Mr. Howard exercised investment discretion over the reported securities held by Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P. and the BSC Employee Fund IV, L.P., (collectively, the "Funds"). JDH is the Manager of Bear Stearns Merchant Manager II, LLC which is the Manager of each of the Funds, and the special limited partner of Bear Stearns Merchant Capital II, L.P. which is the General Partner of all of the Funds. The reported securities were directly owned by the Funds

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification
Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 30, 2006

BEAR STEARNS MERCHANT BANKING
PARTNERS II, L.P.

By: Bear Stearns Merchant Manager II, LLC,
its Manager

By: JDH Management, LLC,
its Manager

	By:	/s/ John D. Howard
		Name:	John D. Howard
		Title:	Chief Executive Officer

Dated: November 30, 2006
BEAR STEARNS MERCHANT BANKING
INVESTORS II, L.P.

By: Bear Stearns Merchant Manager II, LLC,
its Manager

By: JDH Management, LLC,
its Manager

	By:	/s/ John D. Howard
		Name:	John D. Howard
		Title:	Chief Executive Officer

Dated: November 30, 2006

BEAR STEARNS MB-PSERS II, L.P.

By: Bear Stearns Merchant Manager II, LLC,
its Manager

By: JDH Management, LLC,
its Manager

	By:	/s/ John D. Howard
		Name:	John D. Howard
		Title:	Chief Executive Officer

Dated: November 30, 2006

THE BSC EMPLOYEE FUND III, L.P.

By: Bear Stearns Merchant Manager II, LLC,
its Manager

By: JDH Management, LLC,
its Manager

	By:	/s/ John D. Howard
		Name:	John D. Howard
		Title:	Chief Executive Officer
Dated: November 30, 2006

THE BSC EMPLOYEE FUND IV, L.P.

By: Bear Stearns Merchant Manager II, LLC,
its Manager

By: JDH Management, LLC,
its Manager

	By:	/s/ John D. Howard
		Name:	John D. Howard
		Title:	Chief Executive Officer

Dated: November 30, 2006

JOHN D. HOWARD

	By:	/s/ John D. Howard
		Name:	John D. Howard

SCHEDULE 13G/A

Index Exhibit

Exhibit Number	Exhibit Description
99.1	Joint Filing Agreement